Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-163248
December 2, 2010

Pricing Supplement No. 1, Dated December 2, 2010
(to Prospectus dated March 16, 2010, as supplemented by Prospectus Supplement dated March 16, 2010)

Central Hudson Gas & Electric Corporation
Medium-Term Notes, Series G
Total Principal Amount Offered: $82,150,000
$8,000,000 2.756% due April 1, 2016
$44,150,000 4.150% due April 1, 2021
$30,000,000 5.716% due April 1, 2041

Notes:	2.756% due April 1, 2016	4.150% due April 1, 2021	5.716% due April 1, 2041
Issue Price:	100%
Settlement Date (Original Issue Date):	December 7, 2010
Maturity Date (Stated Maturity):	April 1, 2016	April 1, 2021	April 1, 2041
Type of Note:	☒ Fixed Rate Note ☐ Zero Coupon Note
Form:	☒ Book-Entry ☐ Definitive Certificates
Authorized Denominations:	$1,000 and integral multiples thereof
CUSIP No.:	15361GAV7	15361GAW5	15361GAX3
Interest Rate:	2.756% per annum	4.150% per annum	5.716% per annum
Interest Payment Dates:	April 1 and October 1, and at maturity
Record Dates:	March 15 and September 15
Initial Interest Payment Date:	April 1, 2011
Redemption Terms (at option of the Issuer):	☒ Not redeemable prior to Stated Maturity ☐ Redeemable in accordance with the following terms:

Repayment Terms (at option of the holder):	☒ Not repayable prior to Stated Maturity ☐ Repayable in accordance with the following terms:
Sinking Fund Provisions:	☒ None ☐ Applicable in accordance with the following terms:
Agents and Principal Amounts Placed:	J.P. Morgan Securities LLC $4,000,000 Merrill Lynch, Pierce, Fenner & Smith Incorporated $4,000,000	J.P. Morgan Securities LLC $22,075,000 Merrill Lynch, Pierce, Fenner & Smith Incorporated $22,075,000	J.P. Morgan Securities LLC $15,000,000 Merrill Lynch, Pierce, Fenner & Smith Incorporated $15,000,000
Agents’ Capacity:	☒ As Agents J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated ☐ As Principal
Issue Price:	The Notes are being offered at the Issue Price set forth above.
Agents’ Commission (based on principal amounts placed):	J.P. Morgan Securities LLC $20,000.00 Merrill Lynch, Pierce, Fenner & Smith Incorporated $20,000.00	J.P. Morgan Securities LLC $137,968.75 Merrill Lynch, Pierce, Fenner & Smith Incorporated $137,968.75	J.P. Morgan Securities LLC $112,500.00 Merrill Lynch, Pierce, Fenner & Smith Incorporated $112,500.00
Net Proceeds to Issuer (before expenses):	$81,609,062.50
Use of Proceeds:
The net proceeds of the sale of the Notes will be used by the Issuer to redeem, repay or otherwise retire, or purchase, all or a portion of the Pollution Control Refunding Revenue Bonds (Central Hudson Gas & Electric Company Projects), 1999 Series C and the Pollution Control Refunding Revenue Bonds (Central Hudson Gas & Electric Company Projects), 1999 Series D previously issued by the New York State Energy Research and Development Authority in the aggregate principal amount of $82,150,000 currently outstanding in the same principal amount.

Additional Terms:	None

THE NOTES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PRICING SUPPLEMENT OR THE APPLICABLE PROSPECTUS SUPPLEMENT OR PROSPECTUS IS ACCURATE OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.